Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-40750) pertaining to The Retirement Plan of Agilysys, Inc., of our report dated June 29, 2011, with respect to the financial statements and schedules of The Retirement Plan of Agilysys, Inc. included in this Annual Report (Form 11-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Cleveland, Ohio

June 29, 2011